Exhibit 99.1

ADVAXIS, INC.

NOTICE OF REDUCTION IN WARRANT EXERCISE PRICE

March 15, 2019

Dear Holder of Warrants to Purchase

Common Stock of Advaxis, Inc.

This is to inform you that effective immediately, the exercise price of the warrants Advaxis, Inc. issued under a Warrant Agency Agreement dated September 11, 2018 (“Warrants”), has been reduced from the $1.50 per share of Advaxis common stock (“Common Stock”) stated in the Warrants to $0.30 per share (the “Reduced Exercise Price”). The reduction in the exercise price is taking place in accordance with Section 2(a) of the Warrants as a result of the issuance by Advaxis on the date of this Notice of 12,852,989 shares of Common Stock in exchange for 12,852,989 Warrants held by certain Warrantholders, which resulted in Advaxis receiving one Warrant for each share of Common Stock it issued.

Section 2(a) of the Warrants provides, in relevant part, that if and whenever after September 7, 2018, Advaxis issues any shares of Common Stock for a consideration per share less than a price equal to the exercise price of the Warrants in effect immediately prior to such issuance, immediately after such issuance, the exercise price then in effect shall be reduced to an amount equal to the New Issuance Price. Section 2(a)(iv) of the Warrants says that if any shares of Common Stock are sold for a consideration other than cash, the amount of such consideration received by Advaxis (for the purpose of determining the consideration paid for such Common Stock) will be the fair value of such consideration, subject to a valuation formula if the consideration consists of publicly traded securities.

Advaxis is not aware of any trading market for the Warrants that would cause them to be publicly traded securities. Advaxis also is not aware of any recent sales of Warrants, other than the exchanges described above. In determining the value of the Warrants received in exchange for Common Stock, Advaxis has used a Monte Carlo simulation. Monte Carlo simulations are a common method of valuing derivatives, such as the Warrants, that contain down-round provisions. Based upon application of a Monte Carlo simulation, at the date of the issuance of Common Stock in exchange for Warrants, the value of a Warrant was $0.30. Because Advaxis received one Warrant for each share of Common Stock it issued, valuing the Warrants at $0.30 per Warrant results in Advaxis’ having received consideration of $0.30 for each share of Common Stock it issued. Therefore, in accordance with Section 2(a) of the Warrants, the exercise price of the Warrants has been reduced to that amount.

On February 21, 2019, the stockholders of Advaxis authorized its Board of Directors to cause there to be a reverse split of the Common Stock of between 1 share for each 10 shares and 1 share for each 25 shares. The Board has not yet approved a specific reverse split, but it may do so at any time. If there is a reverse split, the number of shares that can be purchased by exercising a Warrant will be reduced proportionately, and the exercise price per full share of Common Stock will be increased proportionately. Thus, if there were a 1 for 15 reverse split, after the reverse split, each Warrant would entitle the holder to purchase one-fifteenth of a share of Common Stock (i.e., fifteen warrants would be required to purchase a share) for the exercise price (taking account of the reduction described above) of $0.30 per Warrant (equal to $4.50 per full share).

Advaxis is considering selling Common Stock in the near future. If it sells Common Stock, the price might be more or less than the current reduced exercise price of the Warrants. If Advaxis sells Common Stock for a price that is less than the current reduced Warrant exercise price, the Warrant exercise price will be further reduced to the price for which Advaxis sells Common Stock. The last sale price of the Common Stock reported on the Nasdaq Global Market on March 14, 2019 was $0.4250 per share.

ADVAXIS, INC.